Exhibit (a)(1)(C)

REALNETWORKS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW AWARDS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., U.S. PACIFIC TIME, ON DECEMBER 6, 2016,

UNLESS THE OFFER IS EXTENDED

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise the Offer to Exchange Certain Outstanding Options for New Awards (the “offer”), including (1) the document titled Offer to Exchange Certain Outstanding Options for New Awards (referred to as the “Offer to Exchange”); (2) the launch email from Michael Parham, our General Counsel, dated November 3, 2016, announcing this offer; and (3) this election form, together with its instructions (together, the “offer documents”). The offer is subject to the terms of these offer documents, as they may be amended. The offer provides Eligible Participants the opportunity to exchange Eligible Options for New Awards with a per share exercise price equal to the closing price of a share of RealNetworks’ common stock on the date the offer expires and with a different vesting schedule as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., U.S. Pacific Time, on December 6, 2016, unless extended. Terms used in this election form, and the accompanying instructions, that are defined in the Offer to Exchange and otherwise not defined in this election form have the same meaning as those defined terms in the Offer to Exchange. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, if you elect to exchange an Eligible Option Grant pursuant to the offer, you will receive a New Award in the form of New Options, or with respect to ICP Participants, in the form of SARs (which are settled in cash through local payroll). Each New Award will cover the same number of shares that were subject to the Eligible Option Grant that you elect to exchange as of immediately prior to being cancelled in the offer, as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding Eligible Options with a per share exercise price that is at least $4.33 and greater than the closing price of our common stock on the NASDAQ Global Select Market as of the date the offer expires, granted to you on or before October 31, 2016 under our 2005 Stock Incentive Plan, 2000 Stock Option Plan, or 1996 Stock Option Plan, each as amended and restated (each referred to as a Plan), that remain outstanding and unexercised as of the Expiration Date of the offer, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016. None of the shares subject to a New Award will be vested on the date the New Award is granted, regardless of whether the corresponding Eligible Option Grant cancelled in exchange for the New Award was partially or fully vested. The vesting schedule of the New Award will be subject to your continued service with us or our subsidiaries through each applicable vesting date as described in Section 9 of the Offer to Exchange. You will lose your rights to all Exchanged Options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE

OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

To participate in the offer, you must complete and submit your election form via the RealNetworks offer website or via Stock Plan Administration by email or facsimile by 9:00 p.m., U.S. Pacific Time, on December 6, 2016 (unless we extend the offer). We prefer that you submit your election form electronically via the offer website. However, if you are not able to submit your election electronically via the offer website because you do not have access to the offer website for any reason (including lack of internet service) or as a result of technical failures of the offer website, or if you choose not to use the offer website process, you may print the election form attached to the launch email from Michael Parham, our General Counsel, dated November 3, 2016, announcing this offer, properly complete, sign and date the election form, and return it to Stock Plan Administration via email or facsimile by 9:00 p.m., U.S. Pacific Time, on December 6, 2016 (unless we extend the offer). Only responses that are completed, signed (electronically or otherwise) and actually received via the offer website or via our Stock Plan Administration by email or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. or non-U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election form and change the Eligible Option Grants you elect to exchange pursuant to the offer, including withdrawing some or all of your Eligible Option Grants from the offer, by submitting a new election form at any time before the Expiration Date. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants, or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive by the Expiration Date.

If you would like to participate in this offer by submitting your election form via email or facsimile, please indicate your election by checking one of the boxes below and completing and signing this election form. Personalized information regarding your Eligible Option Grants will be available in your Eligible Option schedule via the offer website. This Eligible Option Grants schedule will list your Eligible Option Grants, the option number of your Eligible Options, the grant date of your Eligible Options, the current per share exercise price of your Eligible Options, and the total number of shares subject to each of your Eligible Option Grants (showing vested and unvested shares). If you are unable to access your Eligible Option schedule via the offer website, you may contact our Stock Plan Administration by email at stock@realnetworks.com.

Please check the appropriate box:

☐  Yes, I wish to participate in the offer as to ALL of my Eligible Option Grants.

All of my Eligible Options will be cancelled irrevocably on the Cancellation Date, currently expected to be December 6, 2016.

☐  Yes, I wish to participate in the offer as to my Eligible Option Grants listed below (please list):

(Previously submitted election forms, if any, will be disregarded upon submitting a new, properly completed election form. As a result, any new election form must indicate all Eligible Option Grants you wish to exchange in the offer.)

Option Grant Number	Grant Date

My Eligible Option Grants that are specifically listed above will be cancelled irrevocably on the Cancellation Date, currently expected to be December 6, 2016.

OR

☐  No, I wish to REJECT the offer with respect to all of my Eligible Option Grants.

If I previously have accepted the offer with respect to some or all of my Eligible Option Grants, this will act as a withdrawal of that acceptance and I will not participate in the offer.

I understand that this election form, when timely and properly received by the Company, will replace in its entirety any election I previously submitted.

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., U.S. PACIFIC TIME,

ON DECEMBER 6, 2016 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to some or all of my Eligible Option Grants is entirely voluntary and is subject to the terms and conditions of the offer.

2. I understand that I may change my election at any time by completing and submitting a new election form no later than 9:00 p.m. U.S. Pacific Time, on December 6, 2016 (unless the offer is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3. If my employment or other service with RealNetworks or any subsidiary terminates before the offer expires, I understand that I will cease to be an Eligible Participant under the terms of the offer and any election that I have made to exchange any of my options pursuant to the offer will be ineffective. As a result, none of my options will be exchanged under the offer and I will not receive New Awards.

4. I understand and agree that my employment or other service relationship with RealNetworks or any of its subsidiaries will be considered terminated effective as of the date that I am no longer actively providing services to RealNetworks or any of its subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any), and unless otherwise expressly provided in the offer or determined by RealNetworks, my right to receive New Awards pursuant to the offer or to vest in the New Awards received in the offer, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any); RealNetworks will have the exclusive discretion to determine when I am no longer actively providing services for purposes of the offer and the grant of New Awards pursuant to the offer (including whether I may still be considered to be providing services while on a leave of absence). RealNetworks also will have the exclusive discretion to determine whether my principle work location remains an Eligible Country through the New Award Grant Date.

5. I acknowledge that any New Awards granted pursuant to the offer will have a different vesting schedule than the Eligible Option Grants cancelled in exchange, that the first vesting date for New Awards received in exchange for vested Eligible Options is scheduled to occur no earlier than the six-month anniversary of the date that the New Awards are granted, and that the first vesting date for New Awards received in exchange for unvested Eligible Options is scheduled to occur no earlier than one year after the New Awards are granted.

6. I agree that all decisions with respect to future grants under any RealNetworks equity compensation plan will be at the sole discretion of RealNetworks.

7. I agree that: (i) the offer is established voluntarily by RealNetworks, is discretionary in nature and may be modified, amended, suspended or terminated by RealNetworks, in accordance with the terms set forth in the offer documents and applicable law, at any time prior to the expiration of the offer; (ii) RealNetworks, at its discretion, may refuse to accept my election to participate; and (iii) the offer is an exceptional, voluntary and one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers, even if offers have been made in the past.

8. I agree that the New Awards, and the income from and value of same: (i) are not intended to replace any pension rights or compensation; and (ii) are not part of normal or expected compensation for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

9. If I am an ICP Participant and I participate in the offer, I agree that I will receive a SAR award in exchange for any Exchange Option award, and I will not receive any New Options. I understand that each award of SARs represents the right to receive a cash payment upon exercise, through local payroll, in an amount equal to the product of the number of shares exercised under the award, multiplied by the excess (if any) between the fair market value of a share underlying the SAR on the exercise date over the per share exercise price of the SAR award (less any applicable tax or other required withholdings).

10. If I am providing services outside the U.S., I agree that (i) the New Awards, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither RealNetworks nor any of its subsidiaries shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. Dollar that may affect the value of the New Awards or of any amounts due to me pursuant to the exercise of the New Awards or the subsequent sale of any shares of RealNetworks common stock acquired upon exercise.

11. This election and my participation in the offer shall not create a right to employment or service, or be interpreted as forming or amending an employment or service contract with RealNetworks or any of its subsidiaries, and shall not interfere with the ability of RealNetworks, or if different, my current employer or applicable entity with which I am engaged to provide services (the “Employer”), to terminate my employment or service relationship (if any), at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

12. I understand that: (i) the future value of the shares of RealNetworks common stock underlying the New Awards is unknown, indeterminable and cannot be predicted with certainty; (ii) if the underlying shares of RealNetworks common stock do not increase in value, the New Awards will have no value; (iii) if I exercise a New Option and acquire shares of RealNetworks common stock, the value of those shares may increase or decrease, even below the exercise price.

13. No claim or entitlement to compensation or damages shall arise from forfeiture of the New Awards resulting from the termination of my employment or other service relationship with RealNetworks or one of its subsidiaries (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), and in consideration of the offer, I agree not to institute any claim against RealNetworks or any of its subsidiaries.

14. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this election and any other offer documents (“Data”) by and among, as applicable, the Employer, RealNetworks and any of its other subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing my participation in the offer.

I understand that RealNetworks and the Employer may hold certain personal information about me, including, but not limited to, my name, home address, e-mail address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in RealNetworks, details of all options or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing my participation in the offer.

I understand Data will be transferred to E*TRADE Financial Services, LLC (“E*TRADE”), or such other stock plan service provider as may be selected by RealNetworks in the future, which is assisting RealNetworks with the implementation, administration and management of the offer. I understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize RealNetworks, E*TRADE and any other possible recipients which may assist RealNetworks (presently or in the future) with implementing, administering and managing the offer to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the offer, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of common stock acquired pursuant to the offer may be deposited. I understand Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that if I reside outside the United States, I may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that RealNetworks would not be able to grant New Awards or other equity awards to me or administer or maintain such awards or my participation in the offer. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

15. I acknowledge that, regardless of any action taken by RealNetworks or the Employer, the ultimate liability for all income tax, social insurance and social security liabilities or premium, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the offer and the New Awards and legally applicable to me (“Tax-Related Items”) is and remains solely my responsibility and may exceed the amount actually withheld by RealNetworks or the Employer. I further acknowledge that RealNetworks and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the offer and the New Awards, including, but not limited to, the exchange of Eligible Options for New Awards, the grant, vesting or exercise of the New Awards, the issuance of shares upon exercise of the New Options, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends or payment of cash upon exercise of New Awards; and (ii) do not commit to and are under no obligation to structure the terms of the offer or any aspect of the New Awards to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to tax in more than one jurisdiction, I acknowledge that RealNetworks and/or the Employer (or former employer or entity, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to RealNetworks and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize RealNetworks and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation paid to me by RealNetworks and/or the Employer; or (ii) withholding from proceeds of the sale of shares acquired upon exercise of the New Options either through a voluntary sale or through a mandatory sale arranged by RealNetworks (on my behalf pursuant to this authorization without further consent).

Depending on the withholding method, RealNetworks may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. Finally, I agree to pay to RealNetworks or the Employer any amount of Tax-Related Items that RealNetworks or the Employer may be required to withhold as a result of my participation in the offer and the grant of New Awards that cannot be satisfied by the means previously described. RealNetworks may refuse to issue or deliver the shares subject to New Options that I receive pursuant to the offer, if I fail to comply with my obligations in connection with the Tax-Related Items.

16. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election form in English and I agree to be bound accordingly. If I have received this election form or any other offer document translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

17. I acknowledge and agree that none of RealNetworks or a subsidiary or affiliate of RealNetworks, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my Eligible Options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

18. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents, including this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of RealNetworks upon any questions relating to the offer and this election form will be given the maximum deference permitted by law.

19. I agree that the terms of the New Awards, if any, that I receive pursuant to the offer will be subject to the terms and conditions of the applicable award agreement (including any appendix for my country).

20. I understand and agree that the offer and the New Awards granted pursuant to the offer are governed by, and subject to, the laws of the State of Washington, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this offer or the grant of New Awards, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation will be conducted only in the courts of Seattle, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this offer is made and/or to be performed.

21. I further understand that RealNetworks intends to confirm the receipt of my election by email at the email address I provide to RealNetworks below within two U.S. business days after RealNetworks receives my election form. I understand that the Confirmation Statement will provide evidence that I submitted my election form and that I should print and keep a copy of such Confirmation Statement for my records. If I do not receive a confirmation of receipt from RealNetworks, I understand that it is my responsibility to ensure that my election form has been received no later than the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by RealNetworks by the deadline will be accepted.

22. The provisions of the offer documents, including this election form, are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the offer documents comprising this offer.

Country of Residence

Eligible Participant Signature	Date

Eligible Participant Name (Please Print)	Eligible Participant Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., U.S. PACIFIC TIME, ON

DECEMBER 6, 2016 (UNLESS THE OFFER IS EXTENDED).

REALNETWORKS, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. To participate in the offer, you must complete and deliver an election form.

If you choose to participate in this offer, a properly completed, signed (electronically or otherwise) and dated election form must be received via the RealNetworks offer website or via Stock Plan Administration by email or by facsimile by the expiration date. All Eligible Participants can access the offer website at http://www.equitytool.com/realnetworks and view information with respect to the offer, the offer documents, and their Eligible Options.

To submit your election form, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., U.S. Pacific Time, December 6, 2016:

Elections via Offer Website

1.	To submit an election via the offer website, click on the link to the offer website in the email you received from Michael Parham, our General Counsel, dated November 3, 2016, announcing this offer or go to the offer website at http://www.equitytool.com/realnetworks.

2.	Log into the offer website using the login instructions provided to you in the email you received on November 3, 2016.

3.	After logging into the offer website, go to the “My Grants” page where you will find personalized information with respect to each Eligible Option you hold, including:

•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of shares subject to the Eligible Option, showing shares vested and unvested; and

•	the current per share exercise price of the Eligible Option.

4.	Select the Instructions link to review the instructions for completing your election and select the “Yes” button when you have completed your review. If you select the “No” button, you will not be permitted to submit your election. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer.

5.	If you are satisfied with your elections, continue to the Terms and Conditions link. Select the “Yes” button to agree to the Terms and Conditions. If you do not agree to the Terms and Conditions by selecting the “No” button, you will not be permitted to submit your election. Click the “Submit” button to submit your election.

Elections via Fax or Email

Alternatively, you may submit your election form via facsimile or email by doing the following:

1.	Properly complete, sign and date the election form that you received in the launch email from Michael Parham, our General Counsel, dated November 3, 2016, announcing the offer.

2.	Submit the properly completed election form to Stock Plan Administration by email at stock@realnetworks.com or by facsimile at (206) 674-2593. We must receive your properly completed and submitted election form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016.

If you wish to obtain a paper election form, please contact Stock Plan Administration by email at stock@realnetworks.com.

Your delivery of all documents regarding the offer, including elections, is at your risk. Only responses that are properly completed and actually received by RealNetworks via the offer website, email or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. or non-U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election by email within two U.S. business days after receiving your election. Please print and keep a copy of the Confirmation Statement for your records. The printed Confirmation Statement will provide evidence that you submitted your election. If you have not received a confirmation, it is your responsibility to confirm that we have received your election. You should contact Stock Plan Administration by email at stock@realnetworks.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of the offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and not properly withdrawn as of the expiration of the offer and the Cancellation Date. Promptly following the Expiration Date and Cancellation Date, we will give notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.

RealNetworks will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation, by completing and submitting this election form, you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your Eligible Options have been cancelled. Your Eligible Options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be December 6, 2016 (unless the offer is extended).

2. To change your election to add Eligible Option Grants or withdraw prior elections of your Eligible Option Grants, you must complete and deliver a new election form.

Tenders of Eligible Options made through the offer may be changed or withdrawn at any time on or before the Expiration Date, which is scheduled to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016. If RealNetworks extends the offer beyond that time, you may change or withdraw your election of your tendered Eligible Options at any time until the extended expiration of the offer. In addition, although RealNetworks currently intends to accept your validly tendered Eligible Options promptly after the expiration of the offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., U.S. Pacific Time, on January 3, 2016 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your tendered Eligible Options at any time thereafter up to such time as RealNetworks does accept your properly tendered options.

You may change your election and elect to exchange all of your Eligible Option Grants, some of your Eligible Option Grants, or none of your Eligible Option Grants pursuant to the terms and conditions of the offer. To change an election you previously made with respect to some or all of your Eligible Option Grants, including an election to withdraw all of your Eligible Option Grants from the offer, you must deliver a valid new election form indicating only the Eligible Option Grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016:

Election Changes and Withdrawals via the Offer Website

1.	Log into the offer website via the link provided in the launch email you received from Michael Parham, our General Counsel, dated November 3, 2016, or via http://www.equitytool.com/realnetworks, by using the login instructions provided to you in the email you received on November 3, 2016.

2.	After logging into the offer website, go to the “My Grants” page where you will find personalized information with respect to each Eligible Option you hold, including:

•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of shares subject to the Eligible Option, showing shares vested and unvested; and

•	the current per share exercise price of the Eligible Option.

3.	Select the Instructions link to review the instructions for completing your election and select the “Yes” button when you have completed your review. If you select the “No” button, you will not be permitted to submit your election. Click the appropriate box next to each of your previously selected Eligible Options Grants in order to change the selection with respect those Eligible Options Grants that you do not want to exchange in the offer. Each time you make an election via the RealNetworks offer website, please be sure to select either “Exchange” or “Do Not Exchange” with respect to each of your Eligible Option Grants.

4.	If you are satisfied with your changes, continue to the Terms and Conditions link. Select the “Yes” button to agree to the Terms and Conditions. If you do not agree to the Terms and Conditions by selecting the “No” button, you will not be permitted to submit your election. Click the “Submit” button to submit your election.

Election Changes and Withdrawals via Fax or Email

Alternatively, you may submit an election change via facsimile or email by doing the following:

1.	Properly complete, date and sign the election form that you received in the launch email you received from Michael Parham, our General Counsel, dated November 3, 2016, announcing the offer.

2.	Submit the properly completed election form to Stock Plan Administration by email to stock@realnetworks.com or by facsimile at (206) 674-2593. We must receive your properly completed and submitted election form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016.

If you wish to obtain a paper election form, please contact Stock Plan Administration by email at stock@realnetworks.com.

If you withdraw some or all of your Eligible Option Grants from the offer, you may elect to exchange the withdrawn Eligible Option Grants again at any time before the Expiration Date. All Eligible Option Grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly reelect to exchange such Eligible Option Grants before the Expiration Date. To reelect to exchange some or all of your withdrawn Eligible Option Grants or to elect to exchange additional Eligible Option Grants, you must submit a new election form following the instructions described above.

Your new election form must be submitted no later than the expiration date in accordance with the procedures described in these instructions. Since any prior election form will be disregarded, your new election form must indicate all Eligible Option Grants you wish to exchange, not just those you wish to add. Your new election form must include the required information regarding all of the Eligible Option Grants you want to exchange and must be signed and clearly dated after the date of any election form you previously submitted. Upon the receipt of such a new, properly filled out, signed (electronically or otherwise) and dated election form, any previously submitted election forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form we receive by the Expiration Date.

Your delivery of all documents regarding the offer, including new election forms, is at your risk. Only responses that are properly completed and actually received by RealNetworks via the offer website, email or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. or non-U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election by email within two U.S. business days after receiving your election. Please print and keep a copy of the Confirmation Statement for your records. The printed Confirmation Statement will provide evidence that you submitted your election. If you have not received a confirmation, it is your responsibility to confirm that we have received your election. You should contact Stock Plan Administration by email at stock@realnetworks.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer.

3. No Partial Tenders.

If you intend to tender an eligible option grant through the offer, you must tender all of your shares subject to that Eligible Option Grant.

You may pick and choose which of your Eligible Option Grants you wish to exchange. If you have exercised a portion of an Eligible Option Grant, your election will apply to the portion that remains outstanding and unexercised. If you have an Eligible Option Grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Option Grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant as long as you are the legal owner of the Eligible Option. We will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

4. Signatures on this election form.

Logging into the RealNetworks offer website and completing and submitting your election form via the offer website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature. Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

A paper election form submitted by email or facsimile must be signed by the holder of the Eligible Options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to RealNetworks of the authority of that person to act in that capacity must be submitted with this election form.

5. Other information on this election form.

In addition to signing the election form, you must indicate (or with respect to the offer website, confirm) the country of your residence, print your name, and indicate the date and time (U.S. Pacific Time) at which you signed. You also must include (or with respect to the offer website, confirm) your current email address.

6. Requests for assistance or additional copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to RealNetworks Stock Administration by email at stock@realnetworks.com. Copies will be furnished promptly at RealNetworks’ expense.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options pursuant to any election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Important: Election forms must be received via the offer website or by email or facsimile no later than 9:00 p.m., U.S. Pacific Time, on December 6, 2016 (unless the offer is extended).

8. Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the launch email from Michael Parham, our General Counsel, dated November 3, 2016, announcing the offer, before deciding to participate in the offer.

9. Important tax information.

Please refer to the section of the Offer to Exchange titled “Risks of Participating in the Offer” under “Tax-Related Risks,” Section 14 of the Offer to Exchange, and Schedules C through O of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your financial, legal, and/or tax advisers before deciding whether or not to participate in this offer.